EXHIBIT (c)(5)


                                                              Confidential/Draft




                               Presentation to:



                               PROJECT ROUNDTRIP





                               October 17, 2000




                               LEHMAN BROTHERS

PROJECT ROUNDTRIP                                             CONFIDENTIAL DRAFT
--------------------------------------------------------------------------------
CENDANT VERSUS FORD: COMPARATIVE OFFER PREMIUMS/DISCOUNTS

[Graph 1 A graph of comparative offer premiums showing Cendant's offer of $29 per Avis share is 14% above Avis' 52 week high stock price, 23% above Avis' stock price one month prior to the offer and 117% above its 52 week low.]

[Graph 2 A graph of comparative offer premiums and discounts showing Ford's offer of $30 per Hertz share is 41% below Hertz's 52 week high stock price, 6% below Hertz's stock price one month prior to the offer and 24% above its 52 week low.]

PROJECT ROUNDTRIP                                             CONFIDENTIAL DRAFT
--------------------------------------------------------------------------------


AVIS FORWARD P/E RELATIVE TO HERTZ PRIOR TO CENDANT OFFER

[Line Graph showing price to forward earnings ("Forward P/E") showing Avis relative to Hertz between 8/14/98 and 8/14/00 (one day prior to Cendant's offer); Avis' Forward P/E relative to the Hertz Forward P/E ranged between a high of 82% and a low of 48%, with a median of 65%.]

PROJECT ROUNDTRIP                                             CONFIDENTIAL DRAFT
--------------------------------------------------------------------------------


FORD OFFER FOR HERTZ



o Morgan Stanley Dean Witter's analysis of going-private transactions used in its opinion for Travelers Property Casualty Corp.(1) indicates that the average price increase from initial offer to final offer for all such transactions was 3.91%.(2)



                                          Hertz                           Implied Avis Price as a % of Hertz(3)
                                          IBES            P/E             ------------------------------------
                           Price          2001E         Multiple          48%            65%             82%
                           -----          -----         --------          ---            ---             ---

Ford Offer                 $30.00         $3.44           8.7x           $17.37         $23.52          $29.68
3.91% Increase             $31.17         $3.44           9.1x           $18.05         $24.44          $30.84
10.0% Increase             $33.00         $3.44           9.6x           $19.11         $25.88          $32.65





---------------
(1) Filed on March 23, 2000.
(2) For transactions where price data was available.
(3) Based on Avis management's 2001 earnings estimates of $4.15 per share.

PROJECT ROUNDTRIP                                             CONFIDENTIAL DRAFT
--------------------------------------------------------------------------------


STOCK PRICE PERFORMANCE

[Bar Graph  1 showing  stock  price     [Bar  Graph  2   showing   stock   price
performance  for the S&P 500,  Avis     performance  for the S&P 500, Avis and a
and a peer group (1) between peer group (1) between 8/14/00 and 9/24/97 and 8/14/00; the S&P 500 10/16/00; the S&P 500 decreased 7%, Avis
increased  57%, Avis  increased 50%     (2)  increased  14% and the  peer  group
and the peer group decreased 17%.]      decreased 18%.]




---------------
(1) PEER GROUP INCLUDES HERTZ, BUDGET, DOLLAR, AND ANC.
(2) USING AVIS BID PRICE OF $29.

PROJECT ROUNDTRIP                                             CONFIDENTIAL DRAFT
--------------------------------------------------------------------------------


COMPARABLE COMPANY ANALYSIS*

                                                                                                                   Peer Group
                                                                                                                     Median
                            Avis(1)            Hertz(2)         Budget(3)           Dollar         ANC(4)         (excl. Avis)
                            -------            --------         ---------           ------         ------         ------------
Price                       $29.00             $30.00            $3.06               $18.50          $5.25           NM
   % change vs. 52-Week     +13.5%(6)          -41.0%(7)        -70.1%               -23.1%         -30.6%          -35.8%
   High(5)
   % change vs. 52-Week     +116.7%            +23.7%(7)         +0.2%               +62.6%         +16.7%          +20.2%
   Low(5)

Earnings Estimates:
   LTM EPS                  $2.82               $3.32            $0.07                $2.98         -$1.30            NM
   2000E EPS(8)              3.13                3.25             0.50                 3.07           1.17            NM
   2001E EPS(8)              4.00                3.44             0.68                 3.30           1.57            NM

Price/Earnings:
   LTM EPS                  10.3x                9.0x             NM                   6.2x           NM             7.6x
   2000E EPS(8)              9.3x                9.2x             6.1x                 6.0x           4.5x           6.1x
   2001E EPS(8)              7.3x                8.7x             4.5x                 5.6x           3.3x           5.1x
Firm Value(9) /LTM Revenue   2.06x               2.17x            1.78x                2.22x          1.54x          1.97x

* All information at or for the last twelve months ended 6/30/00 unless otherwise noted. Market prices as of 10/16/00.
(1) Avis information prior to Cendant offer on 8/14/00; offer price of $29 used for calculations.
(2) Hertz information prior to Ford offer on 9/20/00; offer price of $30 used for calculations.
(3)  Excludes one-time restructuring charge of $105.4 million.
(4) Excludes one-time pre-tax restructuring charges of $40.5 million for the 4th quarter of 1999 and $5.5 million for the first 2 quarters of 2000.
(5)  52-Week High/Low as of 10/16/00 unless otherwise noted.
(6)  52-Week High/Low as of 8/14/00.
(7)  52-Week High/Low as of 9/20/00.
(8)  IBES median estimates.
(9) Calculated as market capitalization plus total debt, minority interest and preferred equity less cash.

PROJECT ROUNDTRIP                                             CONFIDENTIAL DRAFT
--------------------------------------------------------------------------------


AVIS EARNINGS - SENSITIVITY TO T&M INFLATION



                                                                       Year Ended December 31,
                                                         ---------------------------------------------------------
                                                          2000         2001         2002        2003         2004         CAGR(2)
                                                         ------       ------       ------      ------       ------       -------
IBES Estimates (1)                                       $3.13        $4.00        $4.66       $5.43        $6.32        19.2%
                                                         ------       ------       ------      ------       ------       -------
Avis Management Estimates                                $3.23        $4.15        $4.83       $5.58        $6.48        19.0%
Impact of 100 bps Reduction in T&M Inflation (5)         -            (0.48)       (1.00)      (1.57)       (2.20)       N/A
                                                         ------       ------       ------      ------       ------       -------
Adjusted Avis Earnings                                   $3.23        $3.67        $3.83       $4.01        $4.28         7.3%

                                                                  Implied Future Per Share Values (3)
                                                         ---------------------------------------------------------
        Terminal      7.0x                               $22.61       $25.71       $26.81      $28.07       $29.97
        Values        8.0x                               $25.84       $29.38       $30.64      $32.08       $34.25
                      9.0x                               $29.07       $33.05       $34.47      $36.09       $38.54

                                                          Present Value of Implied Future Price/Share Values (4)
                                                         ---------------------------------------------------------
        Terminal      7.0x                               $21.86       $21.15       $18.77      $16.72       $15.20
        Values        8.0x                               $24.98       $24.17       $21.45      $19.11       $17.37
                      9.0x                               $28.10       $27.19       $24.13      $21.50       $19.54


----------------
(1) Median IBES estimates for 2000 and 2001, thereafter grown at median long-term growth rate of 16.5%.
(2)  Compound annual growth rate for 2000 - 2004
(3)  Based on Adjusted Avis Earnings
(4)  Using a discount rate of 17.5%
(5)  Avis management using T&M inflation of 2.77% in its financial projections.



                                                                      APPENDIX A

                           --------------------------

                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER

                                  by and among

                              CENDANT CORPORATION,

                                PHH CORPORATION,

                             AVIS ACQUISITION CORP.

                                       and

                            AVIS GROUP HOLDINGS, INC.


                          dated as of November 11, 2000
                           ---------------------------

                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 11, 2000, is by and among Cendant Corporation, a Delaware corporation ("Parent"), PHH Corporation, a Maryland corporation and an indirect wholly owned Subsidiary (as defined below) of Parent ("PHH"), Avis Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of PHH ("Merger Sub"), and Avis Group Holdings, Inc., a Delaware corporation (the "Company").


                                    RECITALS

     WHEREAS, Cendant Car Holdings, Inc., a Delaware corporation and an indirect, wholly owned Subsidiary of Parent ("Car Holdings"), is the beneficial owner of 5,535,800 shares of class A common stock, par value $.01 per share, of the Company (the "Company Common Stock"), which represents approximately 17.8% of the outstanding shares of Company Common Stock;

     WHEREAS, Parent and PHH have proposed that PHH acquire (the "Acquisition") all of the issued and outstanding shares of Company Common Stock not beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act (as defined below)) by Parent, PHH, Merger Sub, Car Holdings or any other direct or indirect Subsidiary of Parent (collectively, the "Acquisition Group") (such outstanding shares of Company Common Stock not owned by the Acquisition Group being referred to herein as the "Shares");

     WHEREAS, in furtherance of the Acquisition, it is proposed that Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein;

     WHEREAS, a special committee of the board of directors of the Company (the "Board"), consisting entirely of nonmanagement directors of the Company who are not Affiliates (as defined below) of the Acquisition Group (the "Independent Committee"), was established for, among other purposes, the purpose of evaluating the Acquisition and making a recommendation to the Board with regard to the Acquisition;

     WHEREAS, the Independent Committee has received the opinion of Morgan Stanley & Co., Incorporated ("Morgan Stanley"), financial advisor to the Independent Committee, that, as of the date hereof, the consideration to be received by the holders of Shares pursuant to the Merger is fair to such holders from a financial point of view;

     WHEREAS, the Board, based on the unanimous recommendation of the Independent Committee, has, in light of and subject to the terms and conditions set forth herein, (i) determined that (x) the Merger Consideration (as defined below), is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares; (ii) approved, and declared the advisability of, this Agreement and (iii) determined to recommend that the stockholders of the Company vote to adopt this Agreement;

     WHEREAS, the respective boards of directors of Parent, PHH and Merger Sub have approved this Agreement; the board of directors of Merger Sub has declared the advisability of the Agreement; and PHH, as the sole stockholder of Merger Sub, has adopted this Agreement; and

     WHEREAS, the Company, Parent, PHH and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby (collectively, the "Transactions") and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGER

     I.1 The Merger. At the Effective Time (as defined below), and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and as a wholly owned subsidiary of PHH, and the separate corporate existence of Merger Sub shall cease in accordance with the DGCL.

     I.2 Effective Time. Subject to the provisions of this Agreement, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or after the Closing Date (as defined below). The Merger shall become effective upon such filing or at such time thereafter as is agreed by Parent and the Independent Committee and provided in the Certificate of Merger (the "Effective Time," and the date of such effectiveness shall be the "Effective Date").

     I.3 Closing of the Merger. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 10:00 a.m. (local time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date"), unless another time, date or place is agreed by Parent and the Independent Committee in writing.

     I.4 Effects of the Merger.  The Merger  shall have the effects set forth in
Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     I.5 Certificate of Incorporation and By-laws. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as set forth in Annex A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, subject to the provisions of Section 5.5. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with its terms, and as provided by applicable law, and the certificate of incorporation of the Surviving Corporation, subject to the provisions of Section 5.5.

     I.6 Directors. The directors of Merger Sub at the Effective Time, from and after the Effective Time, shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until such director's successor is duly elected and qualified in the manner provided in the Surviving Corporation's certificate of incorporation and by-laws, or as otherwise provided by applicable law.

     I.7 Officers. The officers of the Company at the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified in the manner provided in the Surviving Corporation's certificate of incorporation and by-laws, or as otherwise provided by applicable law.

     I.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company, Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


                                   ARTICLE II
                              CONVERSION OF SHARES

     II.1 Conversion of Shares. At the Effective Time, by virtue of the Merger, and without any action on the part of the holder thereof:

     (a) subject to Section 2.3, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash, without interest, equal to thirty-three United States Dollars ($33.00) (the "Merger Consideration") in the manner provided in Section 2.2 hereof;

     (b) each Share issued and held in the Company's treasury or held by any Subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor;

     (c) each share of Company Common Stock held by any member of the Acquisition Group immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation; and

     (d) each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     II.2 Delivery of Merger Consideration.

     (a) Immediately prior to the Effective Time, Parent and PHH shall deposit or cause to be deposited in trust (the "Payment Fund") with an agent designated by Parent and reasonably satisfactory to the Independent Committee (the "Payment Agent") for the benefit of the holders of certificates representing the Shares issued and outstanding as of the Effective Time (collectively, "Certificates"), the aggregate Merger Consideration to be paid in respect of the Shares. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Payment Agent, as directed by the Surviving Corporation, in (i) obligations of or guaranteed by the United States, and (ii) certificates of deposit, bank repurchase agreements and bankers' acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $1 billion or in money market funds which are invested substantially in such investments. Any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

     (b) As soon as reasonably practicable after the Effective Time, Parent shall instruct the Payment Agent to mail to each holder of record of Shares immediately prior to the Effective Time (excluding any Shares cancelled pursuant to Section 2.1 hereof):

          (i) a letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent reasonably specifies), and

          (ii) instructions for use in effecting the surrender of each Certificate in exchange for the Merger Consideration with respect to each of the Shares formerly represented thereby.

     (c) Parent and the Surviving Corporation shall cause the Payment Agent to pay to the holders of a Certificate, as soon as practicable after receipt of any Certificate (or in lieu of any such Certificate which has been lost, stolen or destroyed, an affidavit of lost, stolen or destroyed share certificates (including customary indemnity or bond against loss) in form and substance reasonably satisfactory to Parent) together with the Letter of Transmittal, duly executed, and such other documents as Parent or the Payment Agent reasonably request, in exchange therefor a check in the amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. Each Certificate surrendered in accordance with the provisions of this Section 2.2(c) shall be cancelled forthwith.

     (d) In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to the transferee only if (i) the Certificate representing such Shares surrendered to the Payment Agent in accordance with Section 2.2(c) hereof is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer,
(ii) the Person requesting such transfer pays to the Payment Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Payment Agent that such taxes have been paid or are not required to be paid, and (iii) such Person establishes to the reasonable satisfaction of Parent that such transfer would not violate any applicable federal or state securities laws.

     (e) Subject to Section 2.3, at and after the Effective Time, each holder of a Certificate that represented issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender his or her Certificate in exchange for the Merger Consideration multiplied by the number of Shares represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed, except as otherwise provided by applicable law, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Payment Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by applicable law.

     (f) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, and without interest thereon, subject to reduction only for any applicable withholding Taxes (as defined below).

     (g) Promptly following the date which is 180 days after the Effective Date, the Payment Agent shall deliver to the Surviving Corporation all cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Payment Agent's duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares (as defined below)) may surrender such Certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor (and only as general creditors thereof) the aggregate Merger Consideration relating thereto, without any interest thereon. Notwithstanding the foregoing, no member of the Acquisition Group, nor the Surviving Corporation, the Company or the Payment Agent shall be liable to a holder of a Certificate for any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or PHH upon demand.

     II.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately before the Effective Time and that are held by stockholders who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with
Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1, unless such holders fail to perfect or withdraw or otherwise lose their rights to appraisal. Instead, ownership of such Shares shall entitle the holder thereof to receive the consideration determined pursuant to Section 262 of the DGCL; provided, however, that if such holder fails to perfect or effectively withdraws such holder's right to appraisal and payment under the DGCL, each of such Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates in the manner provided in Section
2.2 hereof. The Company shall give Parent (i) prompt notice of any demands (or withdrawals of demands) for appraisal of any Shares received by the Company pursuant to the applicable provisions of the DGCL and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle, or settle, any such demands.

     II.4 Treatment of Company Options.

     (a) Subject to Section 2.4(b), the Company shall take all action necessary so that each option to purchase shares of Company Common Stock (each, an "Option") granted under the Company's 1997 Stock Option Plan and 2000 Incentive Compensation Plan (collectively, the "Assumed Option Plans" and, individually, an "Assumed Option Plan") outstanding and unexercised immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time in exchange for the right to receive an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, to be delivered by the Surviving Corporation promptly following the Effective Time. All applicable withholding taxes attributable to the payments made hereunder shall be deducted from the amounts payable under this Section 2.4. Notwithstanding the foregoing, or Section 2.4(b), any Option with an exercise price greater than the Merger Consideration immediately prior to the Effective Time shall be automatically converted into an Assumed Option in accordance with Section 2.4(c), whether or not the holder thereof shall have made a Retention Election with respect to such Option in accordance with Section 2.4(b). The Company shall use its commercially reasonable efforts to obtain the consent of each holder of Options to the foregoing treatment of such Options to the extent required under the Assumed Option Plans pursuant to which such Options were granted.

     (b) Notwithstanding the provisions of Section 2.4(a), each person who, on or prior to the Effective Date, is the holder of an outstanding and unexercised Option shall be entitled, with respect to all or any portion of such holder's Option, to make an unconditional election to the Company in writing (a "Retention Election") on or prior to the Effective Date, to convert, as of the Effective Time, such portion of their Options as may be specified in such Retention Election into options to purchase shares of common stock, par value $.01 per share, of Parent ("Cendant Common Stock"), as set forth in subsection
(c) below, in lieu of receiving a cash payment, if any, in consideration for the cancellation of such portion of their Options in the manner described in Section 2.4(a).

     (c) Any portion of an Option with respect to which a timely Retention Election has been delivered to the Company (the "Elected Portion") shall, at the Effective Time, become and represent an option to purchase Cendant Common Stock; and Parent shall assume each such option (hereinafter, an "Assumed Option") subject to the terms of the applicable Assumed Option Plan, in each case as heretofore amended or restated, as the case may be, and the agreement evidencing the grant thereunder of such Assumed Option; provided, however, that from and after the Effective Time, (i) the number of shares of Cendant Common Stock purchasable upon exercise of such Assumed Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), and rounded up or down to the nearest whole share, and (ii) the per share exercise price under each such Assumed Option shall be adjusted by dividing the per share exercise price of each such Assumed Option by the Exchange Ratio, and rounding up or down to the nearest whole cent; provided, however, that in the case of any Options intended to qualify as "incentive stock options" under Section 422 of the Code, the adjustments pursuant to this Section 2.4(c) shall be determined in order to comply with Section 424(a) of the Code. The terms of the Assumed Option shall be the same as the original Option except that all references to the Company shall be deemed to be references to Parent. The terms of each Assumed Option shall, to the extent provided in the applicable Assumed Option Plan, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Cendant Common Stock on or subsequent to the Effective Time. The "Exchange Ratio" shall be equal to the ratio obtained by dividing the amount of the Merger Consideration by the average closing price of one share of Cendant Common Stock on the New York Stock Exchange for the ten (10) consecutive trading days immediately preceding the Effective Date.

     (c) The parties acknowledge that each Option to purchase shares of Company Common Stock under the Assumed Option Plans shall become fully vested and exercisable in connection with consummation of the Merger in accordance with and subject to the terms of such Option and the relevant Assumed Option Plan.

     II.5 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur in accordance with the terms of this Agreement, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     II.6 Stockholders Meeting.

     (a) The Company, acting through the Board, shall, in accordance with and to the extent permitted by applicable law:

          (i) as promptly as practicable after the date hereof, call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting") for the purpose of considering and taking action upon the adoption of this Agreement;

          (ii) prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement relating to this Agreement and the Merger as promptly as practicable after the date hereof, and use its commercially reasonable efforts to obtain and furnish the information required to be included in such proxy statement and, after consultation with Parent, respond promptly to any comments made by the SEC and its staff with respect to the preliminary proxy statement and cause a definitive proxy statement relating to this Agreement and the Merger (such proxy statement, together with any and all amendments or supplements thereto, the "Proxy Statement") to be mailed to its stockholders at the earliest practicable time;

          (iii) include in the Proxy Statement the recommendations of the Independent Committee and the Board that stockholders of the Company vote in favor of the adoption of this Agreement (as the same may be amended, modified or withdrawn in accordance with Section 5.2(d) hereof); and

          (iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure, at the Stockholders Meeting, the affirmative vote of (A) the holders of a majority of the outstanding shares of Company Common Stock (voting as one class, with each share of Company Common Stock having one vote) and (B) the holders of a majority of the votes cast at the Stockholders Meeting by holders of Shares in favor of the adoption of this Agreement (the "Company Stockholder Approval"). The Company shall cause all Shares for which valid proxies have been submitted and not revoked to be voted at the Stockholders Meeting in accordance with the instructions on such proxies.

     (b) Once the Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Stockholders Meeting (other than for the absence of a quorum) without the prior written consent of Parent.

     (c) Parent, PHH and Purchaser agree to promptly provide the Company with the information concerning Parent, PHH and Purchaser and their respective Affiliates required to be included in the Proxy Statement. At the Stockholders Meeting, Parent, PHH and Purchaser shall vote, or cause to be voted, all shares of Company Common Stock beneficially owned by them or any of their respective Subsidiaries in favor of the adoption of this Agreement.

     (d) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Independent Committee changes its recommendation of this Agreement and the Merger in accordance with Section 5.2(d) hereof and this Agreement has not been terminated pursuant to Article VII hereof, then, without limiting the Company's ability to disclose the recommendations of the Board and the Independent Committee in the Proxy Statement:

          (i) in performing its obligations under this Section 2.6, the Company shall not be obligated to solicit from holders of Shares proxies in favor of the adoption of this Agreement or to take all action necessary or advisable to secure, at the Stockholders Meeting, the Company Stockholders Approval, but instead shall be obligated to solicit impartially from holders of Shares proxies to be voted at the Stockholders Meeting (making no instructions to vote in favor or against, but merely to return a completed proxy card) and to take all action necessary or advisable to maximize, at the Stockholders Meeting, the number of proxies submitted by holders of Shares;

          (ii) the Company shall remain obligated to vote all unspecified but executed proxies submitted by holders of Shares in favor of the adoption of this Agreement;

          (iii) Parent and its affiliates and agents shall have the right, as a participant in the Company's solicitation of proxies, to communicate with and solicit from holders of Shares the submission of Company proxies in favor of the adoption of this Agreement and to take all actions necessary or advisable to secure, at the Stockholders Meeting, the Company Stockholders Approval and otherwise to act as a participant in the Company's solicitation; and

          (iv) The Company shall cooperate with Parent in connection with any actions taken by it pursuant to clause (d)(ii) above and shall make any filings under Federal securities laws required in connection therewith.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, PHH and Merger Sub as of the date of this Agreement as follows:

     III.1 Organization. The Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary where the failure to be so duly qualified or licensed or in good standing would, individually or in the aggregate, result in a Material Adverse Effect (as defined below). As used herein, the term "Material Adverse Effect" means a material adverse change in, or effect on, the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, but shall not include any change, event, effect, occurrence or circumstance arising in connection with or as a result of (i) the announcement or performance of the Transactions contemplated by this Agreement, in and of themselves, or (ii) Parent's announcement or other communication of Parent of the plans or intentions of Parent with respect to any conduct of any business of the Company or any of its Subsidiaries.

     III.2 Authority Relative to this Agreement.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including, without limitation, the Merger. The execution and delivery of this Agreement by the Company, and the consummation of the Transactions to be consummated by it, have been duly authorized by the Board and no other corporate proceedings on the part of the Company are required to authorize this Agreement or to consummate the Transactions to be consummated by it, other than, with respect to the Merger, (i) the Company Stockholder Approval and (ii) the filing and recordation of the Certificate of Merger in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by Parent, PHH and Merger Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and
(ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (b) The Company hereby represents and warrants that (i) the Independent Committee has been duly authorized and constituted; (ii) the Board, based on the recommendation of the Independent Committee at a meeting duly called and held, has (A) determined that (x) the Merger Consideration is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares, (B) approved and declared the advisability of, this Agreement and (C) determined to recommend that the stockholders of the Company vote to adopt this Agreement in accordance with the provisions of the DGCL. The Independent Committee and the Board have received the written opinion (the "Fairness Opinion") of Morgan Stanley to the effect that, as of the date hereof, the Merger Consideration to be paid to the holders of Shares is fair to such holders from a financial point of view, and, as of the date hereof, such Fairness Opinion has not been withdrawn. The Company has delivered a true, correct and complete copy of the Fairness Opinion to Parent.

     III.3 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of holders of any class or series of the Company's capital stock required to approve the Merger and adopt this Agreement under the DGCL, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-Laws.

     III.4 State Takeover Statutes. The Company has elected not to be governed by Section 203 of the DGCL in accordance with the provisions of Section 203(b) of the DGCL. The restrictions on business combinations contained in Section 203 of the DGCL do not apply to the Merger or the other Transactions nor shall they apply to any member of the Acquisition Group as a result of this Agreement or the Transactions.

     III.5 Capitalization.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 15,000,000 shares of class B common stock, par value $.01 per share of the Company (the "Class B Common Stock") and 20,000,000 shares of preferred stock, par value $.01 per share, of the Company ("Preferred Stock"). As of October 31, 2000, there were (i) 31,156,172 shares of Company Common Stock issued and outstanding, (ii) 4,768,828 shares of Company Common Stock held in the Company's treasury, (iii) 9,000,000 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Options, (iv) no shares of Company Common Stock reserved for issuance upon the conversion of the Class B Common Stock, (v) no shares of Class B Common Stock issued, (vi) no shares of Class B Common Stock reserved for issuance upon conversion of the series A preferred stock, par value $.01 per share, of Avis Fleet Leasing and Management Corporation, a Texas corporation and a subsidiary of the Company (the "Avis Fleet") and series B preferred stock, par value $.01 per share of Avis Fleet, and (vii) no shares of Preferred Stock issued. All issued and outstanding shares of Company Common Stock are, and all shares of Company Common Stock issuable upon exercise of Options or conversion of the Class B Common Stock shall be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights.

     (b) Except as set forth in subsection (a) above or in Section 3.5(b) of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company does not have any shares of its capital stock issued or outstanding and there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights or other agreements or commitments (i) to which the Company or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, or (ii) obligating the Company or any Subsidiary of the Company to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other right, agreement, arrangement or commitment to repurchase, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person.

     (c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth in Section 3.5(c) of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

     III.6 Subsidiaries.

     (a) Section 3.6(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Company. Except as set forth in
Section 3.6 of the Company Disclosure Letter, all outstanding equity securities or other equity interests in each Subsidiary of the Company (i) are owned of record and beneficially by the Company or another of the Company's wholly owned Subsidiaries, free of all liens, claims, charges or encumbrances, and (ii) have been duly authorized, and are validly issued, fully paid and nonassessable, and free of preemptive rights. Section 3.6(a) of the Company Disclosure Letter sets forth all debt securities in excess of $500,000 issued by the Company or any Subsidiary of the Company.

     (b) Except as set forth in Section 3.6(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, a material amount of any capital stock, interest or equity investment or debt security in any corporation, partnership, limited liability company, joint venture, business, trust or other entity other than interests in another Subsidiary of the Company.

     III.7 No Conflict; Required Filings and Consents.

     (a) Except for (i) applicable requirements of (A) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any similar foreign competition laws applicable hereto, and (C) any state securities or blue sky laws applicable hereto, (ii) the filing and recordation of the Certificate of Merger, as required by the DGCL, and (iii) as set forth in Section 3.7(a) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions contemplated hereby shall require on the part of the Company or any Subsidiary of the Company any filing with, or obtaining of, any permit, authorization, consent or approval of, or any notice to, any court, tribunal, legislative, executive or regulatory authority or agency (a "Governmental Entity"), where the failure to so file or obtain would, individually or in the aggregate, result in a Material Adverse Effect or would materially impair the Company's ability to consummate the Transactions.

     (b) Except as set forth in Section 3.7(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions will (i) conflict with or result in any breach of any provision of the Amended and Restated Certificate of Incorporation of the Company or the Amended and Restated By-laws of the Company or equivalent organizational documents of any Subsidiary of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, suspension, modification or acceleration of any obligation under, or result in the creation of a lien under, any of the terms, conditions or provisions of, or otherwise require the consent or waiver of, or notice to, any other party under, any bond, note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract or instrument ("Contract") to which the Company or any Subsidiary of the Company is a party or by which any of them or any of their respective properties or assets is bound, (iii) violate any law, statute, rule, regulation, order, writ, injunction or decree applicable to the Company, any Subsidiary of the Company or any of their respective properties or assets, or (iv) require the Company to pay any existing indebtedness where such violations, breaches, defaults or rights, in the case of clause (ii) or (iii), would, individually or in the aggregate, result in a Material Adverse Effect or would materially impair the Company's ability to consummate the Transactions.

     III.8 SEC Documents and Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed with the SEC pursuant to the Exchange Act since December 31, 1998 (collectively, the "Company SEC Reports"). The Company SEC Reports, as of their respective filing dates, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the then applicable requirements of the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act") and the applicable rules and regulations thereunder. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

     (b) The consolidated financial statements (including all related notes) included in the Company SEC Reports fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the results of operations and the changes in cash flows of the Company and its consolidated Subsidiaries for the respective periods set forth therein. Each of the consolidated financial statements (including all related notes) included in the Company SEC Reports has been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), except as otherwise noted therein, and subject, in the case of interim financial statements, to normal and recurring year-end audit adjustments.

     III.9 No Undisclosed Liabilities.  Except as and to the extent disclosed in
Section 3.9 of the Company Disclosure Letter or reflected or reserved against in the Company's consolidated balance sheets included in the Company SEC Reports, and except for liabilities and obligations incurred in the ordinary course of business, consistent with past practice since December 31, 1999, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto).

     III.10 Absence of Certain Changes. Except as contemplated by this Agreement or set forth in Section 3.10 of the Company Disclosure Letter or in the Form 10-Q of the Company filed with respect to the quarter ended June 30, 2000, since June 30, 2000, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business, consistent with past practice, (b) neither the Company nor any Subsidiary of the Company has taken any action which, if taken after the date hereof, would violate Section 5.1 hereof if taken without the approval of Parent, and (c) there has not occurred any event, circumstance or condition which, individually or together with all such events, circumstances or conditions, has resulted or would result in a Material Adverse Effect.

     III.11 Proxy Statement. None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall, at the time it is filed with the SEC, at the time it is first mailed to the Company's stockholders, or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company as to any information supplied by Parent, PHH or Merger Sub to the Company for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     III.12 Litigation. Except as specifically disclosed in the Company SEC Reports or set forth in Section 3.12 of the Company Disclosure Letter, there is no action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, at law or in equity, by or before any Governmental Entity which (i), as of the date hereof, questions or challenges the validity of this Agreement or which (ii), if adversely determined, would result in a Material Adverse Effect or would materially impair or delay the ability of the Company to consummate the Transactions to be consummated by it.

     III.13 Taxes. Except as set forth in Section 3.13 of the Company Disclosure
Letter:

     (a) Each of the Company and its Subsidiaries has (i) duly and timely filed (or there has been filed on their behalf) with the appropriate Governmental Entities all material Tax Returns (as defined below) required to be filed by it and all such material Tax Returns are true, correct and complete; (ii) duly paid in full (or there has been duly paid on its behalf) all Taxes (as defined below) shown on such Tax Returns that are due and payable; and (iii) made adequate provision, in accordance with GAAP (or adequate provision has been made on its behalf), for the payment of all current Taxes not yet due.

     (b) Each of the Company and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by law, withheld and paid over the proper Governmental Entities all material amounts required to be so withheld and paid over.

     (c) Neither the Company nor any of its Subsidiaries has requested an extension of time within which to file any material Tax Return in respect of a taxable year which has not since been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to material Taxes or material Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries.

     (d) No material federal, state, local or foreign audits, examinations or other administrative court proceedings have been commenced or, to the Company's knowledge, are threatened with regard to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries. No written notification has been received by the Company or any of its Subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any material Taxes due from or with respect to or attributable to the Company or any of its Subsidiaries or any material Tax Return filed by or with respect to the Company or any of its Subsidiaries.

     (e) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) any amount that would not be deductible under Section 162(m) of the Code.

     (f) Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement.

     (g) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries except liens for Taxes not yet due and payable.

     (h) For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service (the "IRS") or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. For purposes of this Agreement, "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

     III.14 Employee Benefit Plans.

     (a) Each material employee benefit plan, program, arrangement or agreement, including each "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in each case, maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes or is required to contribute (each, a "Plan"; collectively, "Plans") is listed in Section 3.14(a) of the Company Disclosure Letter. None of the Company or any of its Subsidiaries has any commitment or formal plan to create any additional employee benefit plan or modify or change any existing Plan (except as required to maintain the tax-qualified status of any Plan intended to qualify under Section 401(a) of the
Code).

     (b) Except as disclosed in the Company SEC Reports or Section 3.14(b) of the Company Disclosure Letter or to the extent that any breach of the representations  set forth in this  sentence  would not have a Material  Adverse
Effect: (i) each Plan (other than any Plan that is a "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan")) is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms; (ii) each Plan (other than any Multiemployer Plan) which is intended to be "qualified" within the meaning of
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter regarding its tax-qualified status from the IRS and the Company is not aware of any circumstances that could reasonably be expected to result in the revocation of such letter; (iii) the actuarial present value of the accumulated plan benefits (whether or not vested) under each Plan covered by Title IV of ERISA (other than any Multiemployer Plan) as of the close of its most recent plan year did not exceed the fair value of the assets allocable thereto; (iv) no Plan covered by Title IV of ERISA (other than any Multiemployer Plan) has been terminated and no proceedings have been instituted to terminate or appoint a trustee to administer any such plan; (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any Plan covered by Title IV of ERISA (other than any Multiemployer
Plan); (vi) no Plan (other than any Multiemployer Plan) subject to Section 412 of the Code or Section 302 of ERISA nor any such employee benefit plan sponsored or maintained by any entity that, together with the Company, would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate") has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under
Section 412 of the Code or Section 303 or 304 of ERISA; (vii) the Company and each Subsidiary of the Company have made all contributions to each Plan required by the terms of each such Plan or any collectively bargained agreement; (viii) neither the Company nor any Subsidiary of the Company has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan; (ix) no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law, (2) death benefits under any "pension plan," or (3) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary); (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that would result in the imposition of a penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code; (xi) there has been no failure of a Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of
Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code); (xii) there are not pending or, to the Company's knowledge, threatened, claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan or otherwise involving any such Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims); and (xiii) no liability under Title IV or
Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (c) The Company has heretofore delivered or made available to Parent true and complete copies of each Plan and any amendments thereto, any related trust or other funding vehicle, any summaries required under ERISA or the Code, the most recent annual reports filed with the IRS, and the most recent determination letter received from the IRS with respect to each Plan intended to qualify under
Section 401(a) of the Code.

     (d) Except as set forth in Section 3.14(d) of the Company Disclosure Letter, the consummation of the Transactions shall not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

     III.15 Compliance with Applicable Laws. Except as set forth in Section 3.15 of the Company Disclosure Letter, each of the Company and its Subsidiaries, and their respective properties, assets and operations, are in compliance in all material respects with all applicable statutes, laws, rules, regulations, judgments, decrees, orders, arbitration awards, franchises, permits or licenses or other governmental authorizations or approvals which are material to the business and operations of the Company or its Subsidiaries. Except as set forth in Section 3.15 of the Company Disclosure Letter, the Company and its Subsidiaries hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign ("Permits"), required for the ownership of the assets and operation of the businesses of the Company and its Subsidiaries where the failure of which to hold would, individually or in the aggregate, result in a Material Adverse Effect. Except as set forth in Section 3.15 of the Company Disclosure Letter, all Permits of the Company and its Subsidiaries required under any statute, law, rule or regulation of any Governmental Entity are in full force and effect where the failure to be in full force and effect would have a Material Adverse Effect.

     III.16 Material Contracts.

     (a) Except as set forth in Section 3.16(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is a party to, or bound by, any Contract which is material to the Company and its Subsidiaries, taken as a whole (a "Company Material Contract"). Notwithstanding the foregoing, each of the following Contracts shall be a Company Material Contract and shall be set forth in Section 3.16 of the Disclosure Schedule:

          (i) any contracts or agreements under which the Company or any Subsidiary of the Company has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability in excess of $500,000;

          (ii) any bonds or agreements of guarantee or indemnification in which the Company or any Subsidiary of the Company acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in excess of $500,000, other than any such guarantees of the obligations of the Company or any Subsidiary of the Company;

          (iii) any noncompete agreements to which the Company, any Subsidiary of the Company or any Affiliate thereof is a party;

          (iv) any partnership and joint venture agreements; and

          (v) any Contract that provides for the payment of any amount or entitles any Person to receive any other benefit or exercise any other right as a result of the execution, delivery or performance of this Agreement, or the consummation of the Transactions, including the Merger.

     (b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     III.17 Environmental Laws.

     (a) Except as set forth in Section 3.17(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is (i) in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company and its Subsidiaries of all Permits and other governmental authorizations required under applicable Environmental Laws, and (ii) in compliance with the terms and conditions of such Permits where the failure to be in compliance would result in a liability or obligation of the Company or any of its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, in an amount exceeding $500,000 individually, and $5,000,000 in the aggregate. Except as set forth in Section 3.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any communication or written notice, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws, where the failure to be in compliance would result in a liability or obligation of the Company or any of its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, in an amount exceeding $500,000 individually, and $5,000,000 in the aggregate and, to the best knowledge of the Company and its Subsidiaries after due inquiry, there are no circumstances that may prevent or interfere with such compliance in the future, where the failure to be in compliance would result in a liability or obligation of the Company or any of its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, in an amount exceeding $500,000 individually, and $5,000,000 in the aggregate.

     (b) Except as set forth in Section 3.17(b) of the Company Disclosure Letter, there is no Environmental Claim (as defined below) which, if adversely determined, would result in a liability or obligation of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, in an amount exceeding $500,000 individually, and $5,000,000 in the aggregate, pending or threatened against the Company or any of its Subsidiaries or, to the best knowledge of the Company and its Subsidiaries after due inquiry, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law which, if adversely determined, would result in a liability or obligation of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, in an amount exceeding $500,000 individually, and $5,000,000 in the aggregate.

     (c) Except as set forth in Section 3.17(c) of the Company Disclosure Letter, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release (as defined below) of any Hazardous Materials (as defined below), that could form the basis of any material Environmental Claim (as defined below) against the Company or any of its Subsidiaries or, to the best knowledge of the Company and its Subsidiaries after due inquiry, against any Person or entity whose liability for any material Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (d) Without in any way limiting the generality of the foregoing, except as set forth in Section 3.17(d) of the Company Disclosure Letter, all underground storage tanks owned, operated, or leased by the Company or any of its Subsidiaries and which are subject to regulation under the federal Resource Conservation and Recovery Act (or equivalent state or local law regulating underground storage tanks) meet the technical standards prescribed at Title 40 Code of Federal Regulations Part 280 which became effective December 22, 1998 (or any applicable state or local law requirements which are more stringent than such technical standards or which became effective before such date) where the failure to meet such standards or requirements would result in a liability or obligation of the Company or any Subsidiary, whether or not accrued, contingent or otherwise, in an amount exceeding $500,000 individually, and $5,000,000 in the aggregate.

     (e) The Company has provided to Parent true and correct copies of all material assessments, reports and investigations or audits in the possession of the Company or its Subsidiaries regarding environmental matters pertaining to, or the environmental condition of, any property currently or formerly owned, operated or leased by the Company or its Subsidiaries, or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws.

     (f) For purposes of this Agreement:

          (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          (ii) "Environmental Laws" means all federal, interstate, state, local and foreign laws and regulations relating to pollution or protection of human health, safety, or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iii) "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.

          (iv) "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaching, disposing or dumping.

     III.18 Intellectual Property. Except for the rights (the "Licensed Rights") licensed to the Company pursuant to the Master License Agreement, dated as of July 30, 1997, among Cendant Car Rental, Inc., Avis Rent A Car System, Inc. and Wizard Co., Inc. (the "Avis License"), either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (as defined below) used in their respective businesses where the failure to own, license or otherwise possess such Intellectual Property would result in a Material Adverse Effect and the consummation of the Transactions shall not alter or impair such rights in any material respect. Except as set forth in Section 3.18 of the Company Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened claims by any Person challenging the use by the Company or its Subsidiaries of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations therefor (collectively, the "Intellectual Property") in their respective operations as currently conducted which, if adversely determined, would result in a Material Adverse Effect. The conduct of the businesses of the Company and its Subsidiaries (other than the use by the Company and its Subsidiaries of the Licensed Rights in accordance with the terms of the Avis License) does not infringe, in any material respect, upon any intellectual property rights or any other proprietary right of any Person, and neither the Company nor any Subsidiary has received any written notice from any other Person pertaining to or challenging the right of the Company or any Subsidiary to use any of the Intellectual Property. Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would have a Material Adverse Effect.

     III.19 Labor Matters.

     (a) Except as set forth in Section 3.19(a) of the Company Disclosure Letter or specifically disclosed in the Company SEC Reports, there are no labor or collective bargaining agreements to which the Company or any Subsidiary of the Company is a party. To the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any Subsidiary of the Company. Except as set forth in Section 3.19(a) of the Company Disclosure Letter, there is no labor strike, labor dispute, work slowdown, stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company, which has had or would result in a Material Adverse Effect. Except as set froth in Section 3.19(a) of the Company Disclosure Letter, there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company, that has had or would result in a Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practice. Except as set forth in Section 3.19(a) of the Company Disclosure Letter or specifically disclosed in the Company SEC Reports, there is no action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, at law or in equity, alleging a violation of applicable laws, rules or regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, or unfair labor practice that has had or would result in a Material Adverse Effect.

     (b) Except as set forth in Section 3.19(b) of the Company Disclosure Letter, no grievance or any arbitration proceeding arising out of or under collective bargaining agreements which would have a Material Adverse Effect is pending and no claim therefor exists.

     (c) Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act (the "WARN Act") that has had or would result in a Material Adverse Effect.

     III.20 Brokers or Finders. None of the Company or any of its Subsidiaries or Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions, except Morgan Stanley and Bear, Stearns & Co. Inc. ("Bear Stearns"), whose fees and expenses shall be paid by the Company in accordance with the Company's agreement with such firm. True and correct copies of engagement letters between the Company and each of Morgan Stanley and Bear Stearns have been provided to Parent.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                           PARENT, PHH AND MERGER SUB

     Each of Parent, PHH and Merger Sub jointly and severally represents and warrants to the Company as follows:

     IV.1 Organization. Each of Parent, PHH and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement and has no material liabilities other than those incident to its formation and the Transactions.

     IV.2 Authority Relative to this Agreement. Each of Parent, PHH and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent, PHH and Merger Sub, and the consummation of the Transactions, have been duly authorized by the respective board of directors of each of Parent, PHH and Merger Sub, and by PHH as the sole stockholder of Merger Sub, and no other corporate proceeding on the part of Parent, PHH or Merger Sub is required to authorize this Agreement or to consummate the Transactions, other than the filing and the recordation of the Certificate of Merger in accordance with the DGCL. This Agreement has been duly executed and delivered by each of Parent, PHH and Merger Sub and (assuming due and valid authorization, execution and delivery hereof by the Company) constitutes a valid and binding agreement of each of Parent, PHH and Merger Sub, enforceable against each of Parent, PHH and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditor's rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     IV.3 No Conflict; Required Filings and Consents.

     (a) Except (i) for applicable requirements of (A) the Exchange Act, (B) the HSR Act and any similar foreign competition laws, and (C) any state securities and blue sky filings applicable hereto, (ii) for the filing and recordation of the Certificate of Merger, as required by the DGCL, and (iii) as set forth in the disclosure letter delivered by Parent, PHH and Merger Sub prior to the execution of this Agreement to the Company (the "Parent Disclosure Letter"), neither the execution and delivery of this Agreement by Parent, PHH and Merger Sub, nor the consummation by Parent, PHH and Merger Sub of the Transactions, shall require, on the part of Parent, PHH or Merger Sub, any filing with, or obtaining of, any permit, authorization, consent or approval of, any Governmental Entity, except for such filings, permits, authorizations, consents or approvals the failure of which to make or obtain would not materially impair the ability of Parent, PHH or Merger Sub to consummate the Transactions.

     (b) Except as set forth in Section 4.3(b) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement by Parent, PHH or Merger Sub, nor the consummation by Parent, PHH or Merger Sub of the Transactions, shall (i) conflict with or result in a breach of the certificate of incorporation or by-laws of Parent, PHH or Merger Sub, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time, or both) a default under, or give rise to any right of termination, cancellation, suspension, modification or acceleration under, or result in the creation of a lien under, any of the terms, conditions or provisions of, or otherwise require the consent or waiver of, or notice to, any other party under, any material bond note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract or instrument to which Parent, PHH or Merger Sub is a party or by which any of them or any of their respective properties or assets is bound, or (iii) violate any law, statute, rule, regulation, order, writ, injunction or decree applicable to Parent, PHH or Merger Sub, or any of their respective properties or assets except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults or rights which would not materially impair the ability of Parent, PHH or Merger Sub to consummate the Transactions.

     IV.4 Proxy Statement. None of the information supplied by Parent, PHH or Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall, at the time it is filed with the SEC, at the time it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     IV.5  Litigation.  Except  as set  forth  in  Section  4.5  of  the  Parent
Disclosure Letter, there is no action, suit, proceeding, inquiry or investigation pending or, to the knowledge of Parent, PHH or Merger Sub, threatened involving Parent, PHH or Merger Sub, at law or in equity, by or before any Governmental Entity which questions or challenges the validity of this Agreement or which, if adversely determined, would materially impair or delay the ability of Parent, PHH or Merger Sub to consummate the Transactions.

     IV.6 Financing. Parent and PHH have or shall have sufficient cash on hand and shall provide, or cause to be provided, at such time or times as such funds are required, to Merger Sub or, as the case may be, the Company, such cash on hand (i) to pay the Merger Consideration and to pay any other amounts required to be paid in order to consummate the Transactions contemplated by this Agreement, including pursuant to Section 2.4, (ii) to pay any fees and expenses in connection with the Transactions and (iii) to satisfy the obligations to pay any existing indebtedness of the Company or its Subsidiaries that is required to be repaid as a result of the Transactions.

     IV.7 Brokers or Finders. None of Parent, PHH, Merger Sub or any of their respective Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions, except Lehman Brothers and Chase Securities Inc., whose fees and expenses shall be paid by Parent in accordance with Parent's agreement with each such firm.


                                    ARTICLE V
                                    COVENANTS

     V.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement or the Effective Time, except as contemplated by this Agreement or required by applicable law or rule of the New York Stock Exchange, unless Parent shall otherwise agree in writing (such agreement not to be unreasonably withheld, conditioned or delayed), and except as set forth in Section 5.1 of the Company Disclosure Letter:

     (a) the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted, only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business, consistent with past practice; and the Company shall use its reasonable best efforts to preserve intact the business organizations of the Company and its Subsidiaries, and to maintain (i) the services of the present officers, employees and consultants of the Company and its Subsidiaries and (ii) its existing relations with suppliers, creditors, business associates and others having business dealings with it; and

     (b) without limiting the generality of the foregoing, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:

          (i) amend its certificate of incorporation or by-laws;

          (ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class or any other equity interest, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other equity interest in the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock pursuant to the exercise of Options outstanding on the date hereof);

          (iii)  declare,   set  aside,  make  or  pay  any  dividend  or  other
     distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or any other equity interest, including any constructive or deemed distributions, and any distribution in connection with the adoption of a shareholders rights plan, or make any other payments to stockholders in their capacity as such, except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent;

          (iv) split, combine or reclassify any of its capital stock or any other equity interest or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any other equity interest;

          (v) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any other equity interests;

          (vi) (A) purchase, acquire, sell, transfer, lease, license, mortgage, encumber or dispose of any material assets, other than the purchase, sale, rental and lease of vehicles in the ordinary course of business, consistent with past practice; (B) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (C) sell, transfer or dispose of any Subsidiary of the Company (by merger, consolidation, sale of stock or assets or otherwise); (D) incur or assume any indebtedness for borrowed money or other liability, other than in connection with the financing of vehicles in the ordinary course of business, consistent with past practice;
     (E) modify, amend or terminate any confidentiality agreements, standstill agreements or Company Material Contracts to which the Company or its Subsidiaries is a party or by which it is bound, or waive, release or assign any material rights or claims, other than in the ordinary course of business, consistent with past practice; (F) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than in the ordinary course of business, consistent with past practice; (G) make any material loans, advances or capital contributions to, or investments in, any other Person (other than to its wholly owned Subsidiaries in the ordinary course of business, consistent with past practice); (H)
     repurchase, redeem, repay or take any other action with respect to the issued and outstanding 11% Senior Subordinated Notes of the Company due May 2009 (the "Notes"), other than pursuant to Section 5.7; or (I) other than in the ordinary course of business, consistent with past practice, enter into any material commitment, transaction, contract or agreement, including any of the following entered into outside the ordinary course of business
     (i) any material capital expenditure, (ii) any material contract or agreement outside the ordinary course of business, (iii) any contracts or agreements that cannot be cancelled on notice of thirty (30) days or less and (iv) any noncompete agreements or other agreements that limit the ability of the Company to conduct any line of business;

          (vii) increase the compensation, severance or other benefits payable or to become payable to its directors, officers or employees, other than increases in salary or wages of employees of the Company or its Subsidiaries (who are not directors or executive officers of the Company) in accordance with past practice or pursuant to binding commitments made prior to the date hereof, or grant any severance or termination pay (except payments required to be made under the Plans or other obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into any employment or severance agreement with, any employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining agreement, Plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Plan, trust, fund, policy or arrangement;

          (viii) pay, repurchase, discharge or satisfy any of its material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, or pursuant to contractual requirements existing on the date hereof, of claims, liabilities or obligations reflected or reserved against, in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries;

          (ix) take any action to change accounting policies or procedures or any of its methods of reporting income, deductions or other items for income tax purposes, except as required by a change in GAAP, SEC position or applicable law occurring after the date hereof;

          (x)  approve  or   authorize   any  action  to  be  submitted  to  the
     stockholders of the Company for approval other than pursuant to this Agreement;

          (xi) make or change any material election with respect to Taxes, agree or settle any material claim or assessment in respect of Taxes, or agree to an extension or waiver of the limitation period to any material claim or assessment in respect of Taxes;

          (xii) voluntarily take, or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied or make any representation or warranty of the Company contained herein that is not qualified as to materiality inaccurate in any material respect, or any representation or warranty that is qualified as to materiality untrue in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, PHH or Merger Sub to consummate the Transactions, including the Merger, in accordance with the terms hereof or materially delay such consummation; or

          (xiii) agree, authorize or announce to take any of the actions described in subsections (i) through (xii) above.

     V.2 No Solicitation.

     (a) Except as set forth below, from and after the date hereof and prior to the Effective Time, the Company shall not, directly or indirectly, through any Subsidiary or Affiliate of the Company, or through any officer, director, employee, investment banker, agent or other representative of the Company or any Subsidiary or Affiliate of the Company, (i) encourage, invite, initiate or solicit any inquiries relating to or the submission or making of a proposal by any Person with respect to a Third-Party Acquisition (as defined below) or (ii) participate in, or encourage, invite, initiate or solicit, negotiations or discussions with, or furnish or cause to be furnished any information to, any Person relating to a Third-Party Acquisition. Upon the execution of this Agreement, the Company shall immediately (i) cease, or cause to be ceased, any discussions or negotiations with any Person, entity or group in connection with any proposed or potential Third-Party Acquisition and shall seek to have returned to the Company any confidential information provided in any such discussions or negotiations and (ii) take all actions necessary to rescind the Company's stock repurchase program authorized by the Board on August 9, 2000. Notwithstanding the foregoing, prior to the Stockholders Meeting, if the Company, the Board or the Independent Committee, without being in violation of the terms of this Section 5.2, receives an unsolicited bona fide written proposal from any Person or group with respect to a Third-Party Acquisition which could reasonably be expected to result in a Superior Proposal (as defined below), then the Company may, directly or indirectly, furnish information and access to such Person or group pursuant to an appropriate confidentiality agreement, and may participate in discussions and negotiations with, such Person or group; provided, however, that the terms of such confidentiality agreement shall have terms that are not less restrictive than the terms set forth in the confidentiality agreement between the Company and Parent, dated as of July 31, 2000 (the "Confidentiality Agreement").

     (b) The Company shall within twenty-four (24) hours notify Parent in writing upon receipt of any proposal, written or oral, relating to a Third-Party Acquisition or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with any pending, proposed or contemplated Third-Party Acquisition or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Board or the Independent Committee that it is considering making, or has made, a proposal relating to a Third-Party Acquisition. Such notice shall identify the Person submitting the proposal, attach a copy of any written correspondence or other written materials relating to such proposal, summarize any significant terms of such proposal not reflected in any such attached materials, state whether the Company is providing or intends to provide the Person or group making such proposal with access to information concerning the Company or any of its Subsidiaries, as provided in this Section 5.2 and, if it proposes to provide such access to information, state that such proposal could reasonably be expected to result in a Superior Proposal and the basis for such conclusion. The Company also shall promptly notify Parent of any significant development relating to any inquiries, discussions, negotiations, proposals or requests for information concerning any Third-Party Acquisition. The Company shall keep Parent informed of the status of any such negotiations and shall further update, to the extent of any significant developments, the information required to be provided in each notice upon the request of Parent.

     (c) Except as provided in subparagraph (d) below, neither the Board nor the Independent Committee shall (i) withdraw or modify, or propose to withdraw or modify, or refuse or fail at Parent's request to reaffirm, (A) the approval by the Board of this Agreement or the Merger, (B) the favorable recommendation of the Independent Committee and the Board with respect thereto, or (C) the Board's recommendation to stockholders of the Company that they vote their shares of Company Common Stock in favor of adoption of this Agreement, and the Board's direction that this Agreement be submitted to stockholders for such adoption;
(ii) approve or recommend, or propose publicly to approve or recommend, any Third-Party Acquisition; or (iii) cause the Company to enter into any agreement in principle, letter of intent, contract, agreement (whether written or oral) or memorandum of understanding (each, a "Company Acquisition Agreement") related to any Third-Party Acquisition.

     (d) Notwithstanding the foregoing, in the event that the Independent Committee determines in good faith, after receipt of advice of its outside legal counsel, that failure to take such action would constitute a breach of the Board's fiduciary duties to the Company's stockholders under applicable law, the Independent Committee (and the Board acting on the recommendation of the Independent Committee) may (i) withdraw or modify its approval or recommendation of this Agreement and the Merger and disclose such withdrawal or modification to the Company's stockholders; and, (ii) solely in relation to a Third-Party Acquisition that constitutes a Superior Proposal, provided the Board, the Independent Committee and the Company have not violated the terms of this
Section 5.2, (A) recommend such Superior Proposal, and/or (B) following the Stockholders Meeting, if the Company Stockholder Approval shall not have been obtained, terminate this Agreement in accordance with Section 7.1(d)(iii) hereof and, contemporaneously with such termination, cause the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal, provided, however, that (x) prior to taking any of the foregoing actions, the Company shall have paid Parent by wire transfer the amount payable pursuant to Section
7.3 and (y) prior to taking the action described in clause (B) above, the Independent Committee shall have (1) given Parent at least three Business Days' prior written notice that the Company intends to terminate this Agreement and provided Parent with a reasonable opportunity to respond to any such Superior Proposal (which response could include a proposal to revise the terms of the Transactions) and (2) fully considered any such response by Parent and concluded that, notwithstanding such response, such proposal continues to be a Superior Proposal in relation to the Transactions, as the terms of the Transactions may be proposed to be revised by Parent's response. Notwithstanding the foregoing, the obligation of the Company to duly call, give notice of, convene and hold the Stockholders Meeting in accordance with Section 2.3 hereof shall not be affected by the commencement, proposal, public disclosure or communication to the Company of a Third-Party Acquisition or a Superior Proposal or by the taking of any action by the Board or the Independent Committee in accordance with this Section
5.2. No action taken by the Board or the Independent Committee in accordance with this Section 5.2 shall constitute a breach of any other section of this Agreement.

     (e) As used in this Agreement, the term "Third-Party Acquisition" shall mean any of the following events: (i) the acquisition of the Company by merger, purchase of stock or assets, joint venture or otherwise by, or a "merger of equals" with, any Person (which includes a "person," as such term is defined in Section 13(d)(3) of the Exchange Act) other than a member of the Acquisition Group (a "Third Party"); (ii) the acquisition by a Third Party of any material portion (which shall include twenty percent (20%) or more) of the assets of the Company and its Subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of twenty percent (20%) or more of the outstanding shares of Company Common Stock; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its Subsidiaries of more than twenty percent (20%) of the outstanding shares of Company Common Stock.

     (f) For purposes of this Agreement, "Superior Proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company to be followed by a pro rata distribution of the sale proceeds to stockholders of the Company, that (i) is not subject to any financing conditions or contingencies,
(ii) provides holders of Company Common Stock with per share consideration that the Independent Committee determines in good faith, after receipt of advice of its financial advisor, is more favorable from a financial point of view than the consideration to be received by holders of Company Common Stock in the Merger,
(iii) is determined by the Independent Committee in its good faith judgment, after receipt of advice of its financial advisor and outside legal counsel, to be likely of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal and the expected timing to complete the proposal), (iv) does not, in the definitive Company Acquisition Agreement, contain any "due diligence" conditions, and (v) has not been obtained by or on behalf of the Company in violation of this
Section 5.2.

     V.3 Access to Information; Confidentiality.

     (a) Until the Effective Date, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access during normal business hours to its properties, books, contracts, commitments and records; furnish to Parent all information concerning its business, properties, and personnel as Parent may reasonably request or has reasonably requested; and use reasonable best efforts to make available during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request.

     (b) Parent shall keep all information disclosed to the persons identified in clause (a) above pursuant to this Agreement confidential in accordance with the terms of the Confidentiality Agreement.

     (c) As soon as practicable (but in no case later than 21 days) after the execution of this Agreement, the Company shall permit Parent to electronically link the Company's financial reporting system to Parent's financial reporting consolidation system ("Hyperion"). The link to Hyperion will be completed by
Parent's financial reporting staff, with assistance from the Company's accounting staff, at no incremental cost to the Company. Parent will provide the necessary Hyperion and ancillary software to be installed on a computer in the Company's accounting department.

     V.4 Consents; Approvals.

     (a) The Company, Parent and Merger Sub shall each use its reasonable best efforts (which efforts, to the extent reasonably practicable, shall be made prior to the consummation of the Merger), and cooperate with each other, to obtain as promptly as practicable all consents, waivers, approvals, authorizations or orders (including all rulings and approvals of all United States and foreign Governmental Entities), and the Company, Parent, PHH and Merger Sub shall make all filings (including all filings with United States and foreign Governmental Entities) required in connection with the authorization, execution and delivery of this Agreement by the Company, Parent, PHH and Merger Sub and the consummation by them of the Transactions.

     (b) Each party hereto shall make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Transactions within fifteen Business Days after the date hereof, shall as promptly as practicable supply any additional information and documentary material that may be requested pursuant to the HSR Act, and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act. In addition, each party hereto shall promptly make any other filing that may be required under any antitrust law or by any antitrust authority and shall as promptly as practicable supply and additional information and documentary material that may be required in connection therewith.

     V.5 Indemnification and Insurance.

     (a) From and after the Effective Date, Parent and the Surviving Corporation and their respective successors shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of the Subsidiaries (the "Covered Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, this Agreement or the transactions contemplated hereby, in each case to the fullest extent that a corporation is permitted by law to indemnify its own directors or officers, as the case may be. In the event any such claim, action, suit, proceeding or investigation is brought against any Covered Party, the indemnifying parties shall assume and direct all aspects of the defense thereof, including settlement, and the Covered Party shall cooperate in the defense of any such matter. The Covered Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the indemnifying parties to assume and control the defense of such litigation, claim or proceeding, such Covered Party shall have the right to employ separate counsel and to participate in the defense of such litigation, claim or proceeding, and the indemnifying parties shall bear the fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Covered Party if (i) the use of counsel chosen by the indemnifying parties to represent such Covered Party would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation, claim or proceeding shall have been advised by counsel that there may be legal defenses available to it or to other Covered Parties which are different from or in addition to those available to the indemnifying parties or (iii) the indemnifying parties shall not have employed counsel satisfactory to such Covered Party, in the exercise of the Covered Party's reasonable judgment, to represent such Covered Party within a reasonable time after notice of the institution of such litigation, claim or proceeding. The Covered Parties as a group shall be represented by a single law firm (plus no more than one local counsel in any jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Covered Parties. The indemnifying parties shall not settle any such matter unless (i) the Covered Party gives prior written consent, which shall not be unreasonably withheld or delayed, or (ii) the terms of the settlement provide that the Covered Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Covered Party, and the settlement discharges all rights against the Covered Party with respect to such matter. Any Covered Party wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this Section 5.5, except to the extent such failure materially prejudices the indemnifying parties). Each Covered Party shall be entitled to the advancement of expenses to the full extent permitted by law in connection with any such action (subject to tendering any undertaking to repay such expenses, to the extent required by applicable law). Notwithstanding the foregoing, in the event that there is any conflict between this Section 5.5(a) and the terms of the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company, the Amended and Restated Certificate of Incorporation and/or Amended and Restated By-laws, as the case may be, shall prevail.

     (b) All rights to indemnification, all limitations on liability and all rights to advancement of expenses existing in favor of a Covered Party as provided herein, in the Company's Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws or other indemnification agreements as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with applicable law; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether a Covered Party's conduct complies with the standards set forth under applicable law, the Company's Amended Restated Certificate of Incorporation, Amended and Restated By-Laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Covered Party and reasonably acceptable to the Surviving Corporation.

     (c) In the event that Cendant or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.5, proper provision shall be made so that such successors, assigns and transferees, as the case may be, assume the obligations set forth in this Section 5.5, and none of the actions described in the foregoing clauses (i) or (ii) shall be taken until such provision is made.

     (d) For a period of six years after the Effective Time, Cendant shall cause the Surviving Corporation and its successors to maintain in effect, without any lapses in coverage, policies of directors' and officers' liability insurance (or a "tail" policy) for the benefit of those Persons who are covered by the Company's directors' and officers' liability insurance policies as of the date hereof, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies to the extent that such liability insurance can be maintained at an annual cost to the Surviving Corporation of not greater than 200 percent of the premium for the current Company directors' and officers' liability insurance; provided that if such insurance (or "tail" policy) cannot be so maintained at such cost, the Surviving Corporation shall maintain as much of such insurance as can be so maintained at a cost equal to 200 percent (200%) of the current annual premiums of the Company for such insurance.

     V.6 Employee Benefits.

     (a) During the period commencing at the Effective Time and ending on December 31, 2001, Parent shall cause all current and former employees and officers of the Company and its Subsidiaries who are entitled to receive compensation and benefits as of the Effective Time, other than employees covered by collective bargaining agreements, to receive (i) the salary or wage level and bonus opportunity, to the extent applicable, not materially less favorable in the aggregate than that in effect on the date hereof and (ii) benefits, perquisites and other terms and conditions of employment that are not materially less favorable in the aggregate than the benefits, perquisites and other terms and conditions that they were entitled to receive on the date hereof.

     (b) Subject to Section 5.6(a) hereof, from and after the Effective Time, Parent shall honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee and officer of the Company and its Subsidiaries, and each former employee and officer of the Company and its Subsidiaries, as of the Effective Time arising under the terms of, or in connection with, any employee benefit, fringe benefit, deferred compensation or incentive compensation plan or arrangement or any employment, consulting, retention, severance, change-of-control or similar agreement, in each case, to the extent listed in Section 3.14(a) or 3.16(a) of the Company Disclosure Letter and in accordance with the terms thereof in effect on the date hereof. Without limiting the generality of the foregoing, until December 31, 2001, Parent shall keep in effect all severance and retention plans, practices and policies that are applicable to employees and officers of the Company and its Subsidiaries as of the date hereof.

     (c) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation for such Continuing Employees' service with the Company, any Subsidiary of the Company or any of their respective predecessors to the same extent recognized by the Company, any Subsidiary of the Company or any such predecessor for similar purposes immediately prior to the Effective Time. In addition, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees full credit for purposes of the determination of benefits under any employee benefit plans or arrangements in effect as of the date hereof maintained by Parent for such Continuing Employees' service with the Company, any Subsidiary of the Company or any of their respective predecessors to the same extent recognized by the Company, any
Subsidiary of the Company or any such predecessor for similar purposes immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable co-payment, deductible or out-of-pocket requirements in respect of the year during which the Effective Time occurs under any welfare plans that such employees are eligible to participate in after the Effective Time to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Effective Time.

     (d) Nothing contained herein shall constitute assurance of continued employment of any officer or employee of the Company or any of its Subsidiaries following the Effective Time.

     V.7 Note Tender Offer. Parent may, in its sole and absolute discretion, commence a tender offer and consent solicitation to repurchase any and all of the outstanding Notes (the "Note Tender Offer") on terms and conditions determined solely by Parent. The Note Tender Offer shall be effected in compliance with applicable laws and SEC rules and regulations. The Company shall cooperate with Parent, PHH and Merger Sub in connection with the preparation of all documents and the making of all filings required in connection with the Note Tender Offer and shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the Note Tender Offer; provided, however, that it is understood and agreed by the parties hereto that (i) such Note Tender Offer shall be consummated no earlier than the Closing Date, (ii) the Company shall have no obligation to provide any funds to consummate the Note Tender Offer, and (iii) Parent or PHH shall provide the funds required to consummate the Note Tender Offer on or after the Effective Time, together with all related fees and expenses.

     V.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent (on behalf of itself, PHH and Merger Sub) shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event known to it, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate, (ii) any failure of the Company or Parent, PHH or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or non-occurrence of any event known to it, the occurrence or non-occurrence of which is reasonably likely to cause the failure by such party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) the occurrence of any other event known to it which would be reasonably likely (A) to have a Material
Adverse Effect or (B) to cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Effective Time; or
(iv) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     V.9 Further Action. Upon the terms and subject to the conditions hereof each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

     V.10 Public Announcements. Parent, PHH, Merger Sub and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Merger or the other Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld; provided, however, that any party may, without the prior consent of the others, issue such press release or make such public statement as may, upon the advice of counsel, be required by law or the rules and regulations of The New York Stock Exchange, in advance of obtaining such prior consent, in which case, the parties shall cooperate to reach mutual agreement as to the language of any such report, statement or press release. Immediately following the execution and delivery of this Agreement, Parent, PHH, Merger Sub and the Company are each issuing press releases to be mutually agreed upon with respect to this Agreement, the Merger and the other Transactions.

     V.11 Transfer Taxes. Parent shall pay any real property or other similar transfer Taxes incurred in connection with the consummation of the Offer and the Merger.

     V.12 Financial Statements. Upon request by Parent or PHH, the Company shall use commercially reasonable efforts to cooperate with Parent and PHH in connection with preparing such financial statements as are required by applicable law and by SEC rules and regulations to be filed by PHH with the SEC in connection with the prospectus for the medium term notes to be issued by PHH; such cooperation shall include, without limitation, providing all information reasonably requested by Parent or PHH.

     V.13 Section 16 Matters. The Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the Transactions contemplated by this Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the Commission to Skadden, Arps, Slate, Meagher & Flom LLP.


                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     VI.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained at or prior to the Effective Time in accordance with the DGCL.

     (b) No Injunction or Statute. No statute, rule, regulation, order, decree, judgment, injunction or ruling shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity of competent jurisdiction which, in any such case, (i) prohibits or restricts the ownership or operation by Parent (or any of its Affiliates or Subsidiaries) of a material portion of the Company's and its Subsidiaries' businesses or assets, or compels Parent (or any of its Affiliates or Subsidiaries) to dispose of or hold separate any material portion of the Company's and its Subsidiaries' businesses or assets, or
(ii) restrains in any material respect or prohibits the consummation of the Merger, which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Parent shall use their respective best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

     (c) No Action. No action, suit or proceeding shall have been instituted, or shall be pending or threatened by a Governmental Entity (i) seeking to restrain in any material respect or prohibit the consummation of the Merger or the performance of any of the other Transactions contemplated by this Agreement,
(ii) seeking to obtain from the Company, Parent, PHH or Merger Sub any damages that would result in a Material Adverse Effect or (iii) seeking to impose the restrictions, prohibitions or limitations referred to in subsection (b) above.

     (d) HSR Act. Any waiting period applicable to the Merger under the HSR Act and any applicable foreign competition or antitrust laws shall have been terminated or expired.

     VI.2 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of the following conditions:

     (a) The representations and warranties of Parent, PHH and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time (ignoring for purposes of this determination any materiality or Material Adverse Effect qualifiers contained within individual representations and warranties), except for (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period and (ii) such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent, PHH or Merger Sub to consummate the Merger.

     (b) Parent, PHH and Merger Sub shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed and complied with by it prior to the Effective Time.

     (c) The Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

     VI.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligation of Parent, PHH and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of the following conditions:

     (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time (ignoring for purposes of this determination any materiality or Material Adverse Effect qualifiers contained within individual representations and warranties), except for (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period and (ii) such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     (b) The Company shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, except for such failures to perform or comply as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     (c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 6.3(a) and
Section 6.3(b) have been satisfied.

     (d) Neither the Board nor the Independent Committee (i) shall have withdrawn, modified or changed its approval or recommendation of this Agreement, the Merger or the other Transactions in any manner which Parent reasonably determines to be adverse to Parent, (ii) shall have recommended the approval or acceptance of a Superior Proposal or Third-Party Acquisition from a Person or entity other than a member of the Acquisition Group, or (iii) shall have executed any Company Acquisition Agreement.

     (e) No event, change, development or circumstance shall have occurred or shall exist which is reasonably expected to result in a Material Adverse Effect.

     (f) The Company shall have obtained the consents, approvals and waivers set forth in Section 6.3(f) of the Company Disclosure Schedule.


                                   ARTICLE VII
                                   TERMINATION

     VII.1  Termination.  This  Agreement may be terminated at any time prior to
the  Effective  Time,   notwithstanding   adoption  of  this  Agreement  by  the
stockholders of the Company:

     (a) by mutual written consent duly authorized by the Board of Directors of each of the Company (provided such termination has been approved by the Independent Committee) and Parent; or

     (b) by either the Company (provided such termination has been approved by the Independent Committee) or Parent as follows:

          (i) if the Effective Time shall not have occurred on or prior to June 30, 2001; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

          (ii) if a Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (which order, decree, ruling or other action the parties hereto shall have used their best efforts to lift); or

          (iii) if the Company Stockholder Approval shall not have been obtained at the Stockholders Meeting; or

     (c) by Parent, on behalf of itself, PHH and Merger Sub, as follows:

          (i) upon a material breach of any covenant or agreement set forth in this Agreement (a "Terminating Breach") on the part of the Company; provided that, if such Terminating Breach is curable on or prior to the earlier of (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001 by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this
     Section 7.1(c)(i) until the earlier of (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001; or

          (ii) (x) the Independent Committee or the Board shall (A) withdraw, modify or change its approval or recommendation of this Agreement, the Merger or the other Transactions in any manner which Parent reasonably determines to be adverse to Parent; (B) approve or recommend to the stockholders of the Company a Third-Party Acquisition or a Superior Proposal; (C) violate any of the provisions of Section 5.2 hereof; (D) take any public position or make any disclosures to the Company's stockholders which has the effect of any of the foregoing; or (E) resolve to enter into a Company Acquisition Agreement relating to a Third-Party Acquisition or a Superior Proposal; or (y) the Company shall (A) execute a Company Acquisition Agreement relating to a Third-Party Acquisition or a Superior Proposal (B) violate any of the provisions of Section 5.2 hereof; or

          (iii) if any representation or warranty of the Company set forth in this Agreement shall have become untrue or shall have been untrue when made, if such failure to be true and correct, individually or in the aggregate, would result in a Material Adverse Effect; provided that, if such failure is curable on or prior to the earlier of (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001 by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(c)(iii) until the earlier of (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001; or

     (d) by the Company (provided such termination has been approved by the Independent Committee) as follows:

          (i) upon a Terminating Breach on the part of Parent, PHH or Merger Sub; provided that, if such Terminating Breach is curable on or prior to the earlier of (A) 60 days following notice of such Terminating Breach and
     (B) June 30, 2001 by Parent, PHH or Merger Sub through the exercise of its reasonable best efforts and for so long as Parent, PHH and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(d)(i) until the earlier of
     (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001; or

          (ii) if any representation or warranty of Parent, PHH or Merger Sub, respectively, set forth in this Agreement shall have been untrue in any material respect or shall have been untrue in any material respect when made; provided that, if such failure is curable prior to the earlier of (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001 by Parent, PHH or Merger Sub, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent, PHH or Merger Sub, as the case may be, continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(d)(ii) until the earlier of (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001; or

          (iii)  if,  following  the  Stockholders   Meeting,  (A)  the  Company
     Stockholder Approval shall not have been obtained, (B) the Company concurrently executes and delivers a definitive agreement with respect to a Superior Proposal and (C) the Independent Committee determines in good faith, after receipt of advice of its outside legal counsel, that a failure to terminate this Agreement in order to enter into a definitive agreement with regard to such Superior Proposal would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; provided that, prior to such termination, (x) the Company has given Parent three (3) Business Days' advance notice of the Company's intention to accept such Superior Proposal and shall have complied in all respects with the provisions of Section 2.6 and Section 5.2; and (y) the Company shall have paid by wire transfer the Fee and the Parent Expenses pursuant to
     Section 7.3(b).

     VII.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its Affiliates, directors, officers, stockholders, representatives or agents except for any obligation of the Company or Parent set forth in Article VII hereof, if any. Notwithstanding the foregoing, or any other provision of this Agreement (including Section 7.3), nothing herein shall relieve the Company, Parent, PHH or Merger Sub from liability for any breach hereof.

     VII.3 Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) The Company shall pay, or cause to be paid, to Parent, the Parent Expenses (as defined below) actually incurred and a fee of $28,000,000 (the "Fee") upon the first to occur of any of the following events:

          (i) the termination of this Agreement by Parent or the Company pursuant to subsection (b)(i) of Section 7.1, or the termination of this Agreement by Parent pursuant to Subsection (c)(i) or (c)(iii) of Section 7.1; provided, that prior to such termination, the Company becomes aware that any Person has made or intends to make a proposal relating to a Third-Party Acquisition and, within twelve months following the date of such termination, a Third-Party Acquisition is consummated or a definitive agreement with respect to a Third-Party Acquisition is executed by the Company;

          (ii) the termination of this Agreement by Parent pursuant to Section 7.1(c)(ii);

          (iii) the  termination  of this  Agreement by the Company  pursuant to
     Section 7.1(d)(iii); or

          (iv) the termination of this Agreement by Parent pursuant to Section 7.1(b)(iii); provided, that a Third-Party Acquisition shall be publicly announced or otherwise made known to the public at or prior to the Stockholders Meeting and, within twelve months following the date of such termination, a Third-Party Acquisition is consummated or a definitive agreement with respect to a Third-Party Acquisition is executed by the Company.

     (c) "Parent Expenses" means all out-of-pocket expenses and fees (including fees and expenses payable to all banks, investment banking agents and counsel for arranging, committing to provide or providing any financing for the Transactions contemplated hereby or structuring the Transactions contemplated hereby and all fees of counsel, accountants, experts and consultants to Parent, PHH and Merger Sub and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Transactions, including the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other Persons and incurred by Parent, PHH and Merger Sub in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto; provided, however, that in no event shall the amount of Parent Expenses exceed $2,500,000.

     (d) The Fee and Parent Expenses shall be paid by wire transfer of same day funds to an account designated by Parent within two Business Days after a demand for payment following the first to occur of any of the events described in
Section 7.3(b); provided that, in the event of a termination of this Agreement under Section 7.1(d)(iii), the Fee and Parent Expenses shall be paid as therein provided as a condition to the effectiveness of such termination.

     (e) The agreements contained in this Section 7.3 are an integral part of the Transactions and do not constitute a penalty. In the event of any dispute between the Company and Parent as to whether the Fee and Parent Expenses under this Section 7.3 are due and payable, the prevailing party shall be entitled to receive from the other party the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount of any unpaid Fee or Parent Expenses at the publicly announced prime rate of Citibank, N.A. from the date such Fee or Parent Expenses was required to be paid.


                                  ARTICLE VIII
                               GENERAL PROVISIONS

     VIII.1  Nonsurvival  of  Representations,  Warranties and  Agreements.  The
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time of the Merger; provided, that the agreements contained in Article I,
Article II, Sections 5.5 and 5.6 and this Article VIII shall survive the Effective Time.

     VIII.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                           If to Parent, PHH or Merger Sub:

                           Cendant Corporation
                           6 Sylvan Way
                           Parsippany, New Jersey  07054
                           Attention:  General Counsel
                           Telecopier No.:  973-496-5335

                           with copies to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Rodney Square
                           Wilmington, Delaware  19801
                           Attention:  Patricia Moran Chuff, Esq.
                           Telecopier No.:  302-651-3001

                           If to the Company:

                           Avis Group Holdings, Inc.
                           World Headquarters
                           900 Old Country Road
                           Garden City, New York  11530
                           Attention:  General Counsel
                           Telecopier No.:  516-222-6922

                           with copies to:

                           White & Case LLP
                           1155 Avenue of the Americas
                           New York, New York  10036
                           Attention:  John M. Reiss, Esq.
                           Telecopier No.:  212-354-8113

                           and to the Special Committee at:

                           JER Partners
                           1650 Tysons Blvd.
                           Suite 1600
                           McLean, VA  22102
                           Attention:  Deborah Harmon
                           Telecopier:  (703) 714-8124

                           with copies to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005-1702
                           Attention:  Richard E. Farley, Esq.
                           Telecopier No.:  212-269-5420

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

     VIII.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign any of its rights and obligations hereunder to a wholly owned Subsidiary of Parent which is a Delaware corporation; provided, however, that no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 5.5 and 5.6, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     VIII.4 Entire Agreement. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior representations, warranties, agreements and understandings among the parties, both written and oral, with respect thereto, except the Confidentiality Agreement which shall continue in full force and effect; provided that if there is any conflict between the Confidentiality Agreement and this Agreement, this Agreement shall prevail.

     VIII.5 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken by their respective boards of directors and, with respect to the Company, by the Independent Committee, at any time before or after the Company Stockholder Approval, but after any such Company Stockholder Approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     VIII.6 Governing Law; Consent to Jurisdiction.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

     (b) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     VIII.7 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement each signed by less than all, but together signed by all of the parties hereto. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     VIII.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     VIII.9 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. The inclusion of any matters in the Company Disclosure Letter or the Parent Disclosure Letter in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or "Material Adverse Effect" shall not be an admission by the Company that such matters is material or would have a Material Adverse Effect.

     VIII.10 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term or condition. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     VIII.11   Incorporation  of  Annex  and  Disclosure  Letters.  The  Company
Disclosure Letter and the Parent Disclosure Letter are hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement.

     VIII.12 Severability. Any term 77or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent (and only to the extent) of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     VIII.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or as otherwise breached and that money damages would not be an adequate remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court referred to in Section 8.6(b), this being in addition to any other remedy to which they are entitled at law or in equity or pursuant to this Agreement. In any such action for specific performance, each of the parties shall waive (i) the defense of adequacy of a remedy at law and (ii) any requirement for the securing and posting of any bond.

     VIII.14 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     VIII.15 Execution. This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

     VIII.16 Date for any Action. In the event that any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

     VIII.17 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.5 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     VIII.18 Certain Definitions. As used in this Agreement:

     (a) The term "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     (b) The term "Associate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

     (c) A Person shall be deemed to "beneficially" own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time).

     (d) The term "Business Day" means any day on which commercial banks are open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States.

     (e) The term "Person" shall include individuals, corporations, partnerships, trusts, limited liability companies, associations, unincorporated organizations, joint ventures, other entities, groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act), labor unions or Governmental Entity.

     (f) The term "Subsidiary," when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                    CENDANT CORPORATION


                                    By: /s/ Henry R. Silverman
                                        ----------------------------------------
                                        Name:   Henry R. Silverman
                                        Title:  Chairman, President and
                                                Chief Executive Officer


                                    PHH CORPORATION


                                    By: /s/ James E. Buckman
                                        ----------------------------------------
                                       Name:   James E. Buckman
                                       Title:  Executive Vice President
                                               and General Counsel


                                   AVIS ACQUISITION CORP.


                                   By: /s/ James E. Buckman
                                       -----------------------------------------
                                       Name:   James E. Buckman
                                       Title:  Executive Vice President
                                                and General Counsel


                                   AVIS GROUP HOLDINGS, INC.


                                   By: /s/ Kevin M. Sheehan
                                       -----------------------------------------
                                       Name:   Kevin M. Sheehan
                                       Title:  President, Corporate and Business
                                               Affairs, Chief Financial Officer


                                 Defined Terms
                                                                                                                Page


Acquisition.......................................................................................................1
Acquisition Group.................................................................................................1
Affiliate........................................................................................................56
Agreement.........................................................................................................1
Associate........................................................................................................56
Assumed Option....................................................................................................8
Assumed Option Plan...............................................................................................8
Assumed Option Plans..............................................................................................8
Avis Fleet.......................................................................................................14
Avis License.....................................................................................................25
Bear Stearns.....................................................................................................27
Beneficially.....................................................................................................56
Board.............................................................................................................1
Business Day.....................................................................................................56
Car Holdings......................................................................................................1
Cendant Common Stock..............................................................................................8
Certificate of Merger.............................................................................................2
Certificates......................................................................................................5
Class B Common Stock.............................................................................................13
Closing...........................................................................................................3
Closing Date......................................................................................................3
Code.............................................................................................................20
Code.............................................................................................................19
Company...........................................................................................................1
Company Acquisition Agreement....................................................................................34
Company Common Stock..............................................................................................1
Company Disclosure Letter........................................................................................14
Company SEC Reports..............................................................................................16
Company Stockholder Approval.....................................................................................10
Confidentiality Agreement........................................................................................33
Contract.........................................................................................................16
Control..........................................................................................................56
Covered Parties..................................................................................................37
DGCL..............................................................................................................1
Effective Date....................................................................................................3
Effective Time....................................................................................................3
Elected Portion...................................................................................................8
Environmental Claim..............................................................................................25
Environmental Laws...............................................................................................25
ERISA............................................................................................................19
ERISA Affiliate..................................................................................................20
Exchange Act.....................................................................................................15
Exchange Ratio....................................................................................................9
Fairness Opinion.................................................................................................13
Fee..............................................................................................................49
GAAP.............................................................................................................16
Governmental Entity..............................................................................................15
Hazardous Materials..............................................................................................25
HSR Act..........................................................................................................15
Hyperion.........................................................................................................37
Indemnified Liabilities..........................................................................................38
Independent Committee.............................................................................................1
Intellectual Property............................................................................................25
IRS..............................................................................................................19
Letter of Transmittal.............................................................................................5
Material Adverse Effect..........................................................................................12
Merger............................................................................................................1
Merger Consideration..............................................................................................4
Merger Sub........................................................................................................1
Merger Sub Common Stock...........................................................................................5
Morgan Stanley....................................................................................................1
Multiemployer Plan...............................................................................................20
Note Tender Offer................................................................................................41
Notes............................................................................................................31
Option............................................................................................................8
Parent Disclosure Letter.........................................................................................28
Parent Expenses..................................................................................................49
Payment Agent.....................................................................................................5
Payment Fund......................................................................................................5
Permits..........................................................................................................21
Person...........................................................................................................56
PHH...............................................................................................................1
Plan.............................................................................................................19
Plans............................................................................................................19
Preferred Stock..................................................................................................13
Proxy Statement..................................................................................................10
Release..........................................................................................................25
Retention Election................................................................................................8
SEC..............................................................................................................10
Securities Act...................................................................................................16
Shares............................................................................................................1
Stockholders Meeting.............................................................................................10
Subsidiary.......................................................................................................57
Superior Proposal................................................................................................36
Surviving Corporation.............................................................................................2
Tax Return.......................................................................................................19
Taxes............................................................................................................19
Terminating Breach...............................................................................................47
Third Party......................................................................................................35
Third-Party Acquisition..........................................................................................35
Transactions......................................................................................................2
WARN Act.........................................................................................................27

                                                                      APPENDIX B

                                                               November 10, 2000



The Special Committee of the Board of Directors
  on behalf of the Board of Directors
Avis Group Holdings, Inc.
900 Old Country Road
Garden City, NY  11530


Members of the Special Committee of the Board of Directors:

We understand that Avis Group Holdings, Inc. (the "Company"), Cendant Corporation (the "Parent"), PHH Corporation, an indirect wholly-owned subsidiary of Parent ("PHH"), and Avis Acquisition Corp., an indirect wholly-owned subsidiary of Parent (the "Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 9, 2000 (the "Merger Agreement"), which will provide, among other things, for the merger (the "Merger") of the Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of the Parent, and each outstanding share of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), other than shares held in treasury or held by the Parent or any of its subsidiaries or as to which dissenters' rights have been perfected, will be converted into the right to receive $33.00 per share in cash. We further understand that the Parent beneficially owns, directly or indirectly, approximately 17.8% of the Class A Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Class A Common Stock (other than Parent and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

   (i) reviewed certain publicly available financial statements and other information of the Company;

   (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by or on behalf of the management of the Company;

   (iii) reviewed certain financial projections prepared by the management of the Company;

   (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

   (v) reviewed the reported prices and trading activity for the Class A Common Stock;

   (vi) compared the financial performance of the Company and the prices and trading activity of the Class A Common Stock with that of certain other comparable publicly traded companies and their securities;

   (vii) reviewed the financial terms, to the extent publicly available, of certain transactions that we deemed comparable to the proposed transaction;

   (viii) participated in discussions and negotiations among representatives of the Company and Parent and their respective financial and legal advisors;

   (ix)   reviewed the draft Merger Agreement and certain related documents; and

   (x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, with the consent of the Special Committee, we did not solicit interest from any party with respect to the acquisition of the Company or any of its assets.

We have acted as financial advisor to the Special Committee on behalf of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

It is understood that this letter is for the information of the Special Committee of the Board of Directors and the Board of Directors of the Company, does not constitute a recommendation as to how any holder of such shares should vote with respect to the Merger, and may not be used for any other purpose without our prior written consent; provided however, that the Company may include the opinion in its entirety as an exhibit to any report, statement, or schedule filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Class A Common Stock (other than Parent and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.


                                         Very truly yours,

                                         MORGAN STANLEY & CO. INCORPORATED



                                         By:
                                            ------------------------------------
                                            Jeffrey W. Smith
                                            Managing Director

                                                                      APPENDIX C

                           SECTION 262 OF THE DELAWARE
                             GENERAL CORPORATION LAW

     APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section
     Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               (b)  Shares  of stock of any  other  corporation,  or  depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this  section;  provided  that,  if the  notice  is given  on or after  the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders' shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) the Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or together distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (last amended by Ch. 339, L. '98. Eff. 7-1-98.)